FILED PURSUANT TO RULE 424(b)(3) AND (c)

FILE NUMBER 333-120689

SUPPLEMENT TO PROSPECTUS
Shares of Common Stock
750,000 minimum - 2,500,000 maximum

BULLDOG FINANCIAL, INC.

Common Stock, par value $0.00001 per share

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This supplement amends the prospectus contained in amendment no. 4 to our Form SB-2 registration statement filed with the Securities and Exchange Commission on August 8, 2005 and declared effective by the SEC on August 31, 2005 wherein we are offering to sell a minimum of 750,000 shares of common stock and a maximum of 2,500,000 shares of common stock at an offering price of $0.10 per share. This supplement should be read in conjunction with the prospectus contained in the foregoing amendment no. 4 and is qualified by reference to amendment no. 4 except to the extent that the information supersedes the information contained in the prospectus set forth in amendment no. 4.

The date of this supplement is December 5, 2005.

FILED PURSUANT TO RULE 424(b)(3) AND (c)

FILE NUMBER 333-120689

1.     The "MANAGEMENT" section of the prospectus is hereby amended and supplemented as follows:

With respect to the biographical information relating to Carlos Lucero wherein it states that since January 2004, Mr. Lucero has been a trader with Smith Barney Inc. and previous to that he was a trader with Trust Company of America and Merrill Lynch Pierce Fenner & Smith, the same is hereby amended to reflect that Mr. Lucero is a clerical assistant to a trader at Smith Barney Inc. and was a clerical assistant to a trader at Trust Company of America and at Merrill Lynch Pierce Fenner & Smith.

2.     The "BUSINESS" section of the prospectus is hereby amended and supplemented to including the following language immediately after "Employees:"

Order

On November 10, 2005, we entered into a consent order with the Division of Securities of the State of Colorado wherein we agreed not to submit any applications for registration of any of our securities to the Securities Commission of the State of Colorado for a period of three years. Further, we were allowed to withdraw our application for registration of our securities by coordination in the State of Colorado. The basis for the consent order was our representation that Carlos Lucero is a trader with Smith Barney Inc. and was previously a trader with Trust Company of America and Merrill Lynch Pierce Fenner & Smith, when in fact, Mr. Lucero is a clerical assistant to a trader at Smith Barney Inc. and was a clerical assistant to a trader at Trust Company of America and at Merrill Lynch Pierce Fenner & Smith.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, Bulldog Financial, Inc. has duly caused this Supplement to Prospectus to be signed on its behalf by the undersigned thereon duly authorized on this 5th day of December 2005.

BULLDOG FINANCIAL, INC.

By:	/s/ Scott McDowell
Scott D. McDowell, President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and Director

By:	/s/ Carlos Lucero
Carlos Lucero, Vice President of Operations, Secretary and Director